Exhibit 11.  Statement re computation of per share earnings




                                                         1994                            1995                           1996
                                                         ----                            ----                           ----
                                                       Fully                           Fully                           Fully
                                        Primary        Diluted         Primary         Diluted          Primary        Diluted


Net income                              $ 2,813,578    $ 2,813,578     $ 6,063,080     $ 6,063,080      $ 2,479,922    $ 2,479,922
                                        ===========    ===========     ===========     ===========      ===========    ===========
 Weighted average of shares             6,010,282      6,010,282       6,074,788       6,074,788        7,068,314      7,068,314
outstanding
 Incremental shares from the assumed    --             18,000          370,527         383,291          121,027        121,027
exercise of dilutive stock options

Common shares assumed to have been      --             (14,614)        (319,212)       (284,814)        (26,950)       (26,950)
repurchased, treasury stock method                     -------         --------        --------         -------        -------

Weighted average common and common      6,010,282      6,013,668       6,126,203       6,173,265        7,162,391      7,162,391
equivalent shares outstanding           =========      =========       =========       =========        =========      =========

Net income per share                    $         .47  $         .47   $         .99   $         .98    $         .35  $       .35
                                        =============  =============   =============   =============    =============  ===========
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